Exhibit 99.3

              Eline Entertainment's Storm Depot Subsidiary To Offer Sales Tax Rebates To Retail Purchasers Of Hurricane Shutters

Knoxville, Tennessee -- May 23, 2005 -- Eline Entertainment Group, Inc. (OTCBB:
EEGI) announced today that its Storm Depot International subsidiary will offer rebates equal to the Florida sales tax charged to all purchasers of hurricane shutters and supplies through its dealer network. The company's sales tax rebate incentive program will coincide with the State of Florida's sales tax holiday for hurricane supplies scheduled to be available June 1 through June 12, 2005. Florida's official sales tax holiday does not extend to the purchase of hurricane storm panels. Storm Depot plans to aggressively market this retail incentive program through print advertisements in local newspapers, as well as through radio spots on three Treasure Coast radio stations leading up to the June 1st date.

The hurricane season is considered to begin on June 1st and end on November 30th. Hurricane forecasters are predicting an above average hurricane season, with Florida having a better than 50% chance of being impacted by a hurricane.

The company recently announced the initiation of a dealer program and is currently evaluating several candidates who have expressed an interest in becoming authorized Storm Depot dealers. In addition, the Company announced today that it has expanded its growth strategy to include the opening of company-owned retail stores. Initial store locations will be on the Treasure Coast of Florida, which was devastated by 2 hurricanes during 2004. The Storm Depot retail store will be a one-stop retail store for all hurricane protection and preparedness products.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.